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                                EXHIBIT 10.86




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                                                                   EXHIBIT 10.86


                         THE CHRISTIAN NETWORK, INC.
                           14444 66th Street, North
                          Clearwater, Florida 34624


                               October 4, 1995

Oleen Eagle, President
Cornerstone Television, Inc.
Route #48, Signal Hill Drive
Wall, Pennsylvania 15148-1499

Dear Ms. Eagle:

The Christian Network, Inc. ("Buyer"), through an affiliated entity to be formed, hereby proposes to purchase all of the assets, including real property, tangible and intangible personal or mixed properties (the "Assets"), used or useful in the operation of Television Station WOCD-TV, Amsterdam, New York (the "Station") licensed to Cornerstone TV, Inc. ("Seller"), free and clear of all debts, liens, encumbrances or other liabilities, subject to the following terms and conditions:

1. At the closing (the "Closing") to be held on a date set by Buyer within ten (10) business days after the consent of the Federal Communications Commission ("FCC") to the transfer of the broadcast license for the Stations (and any auxiliary licenses) has become a final order no longer subject to judicial or administrative review (subject to waiver of such final order requirement in the sole discretion of Buyer), Seller will sell the Assets to Buyer in accordance with the provisions of a definitive Asset Purchase Agreement as described in Paragraph 2 below (the "Purchase Agreement").

2. The Purchase Agreement shall, among other terms customary in transactions of this nature, include the following terms:

         (a) The purchase price for the Assets shall be TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000.00) payable Eight Hundred Fifty Thousand Dollars ($850,000) in cash at Closing with the balance evidenced by Buyer's Promissory Note in the principal sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) payable over a seven (7) year term with interest at the prime commercial rate of the Bank of New York. Additionally, Buyer and Seller shall enter into a Time Brokerage Agreement at Closing whereby Seller shall provide programming for the Station between the hours of 9pm and midnight, Sunday through Friday, and such Time Brokerage Agreement shall continue until the Buyer's $1,650,000 Promissory Note has been paid in full.

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         (b)     The Assets shall not include Seller's cash or cash
                 equivalents, books and records pertaining to corporate organization, employee pension and other benefit plans or collective bargaining agreements.

         (c) Buyer will review and agree to consider assuming certain existing contracts of Seller relating to the Station and the assumed contracts shall be set forth in the Purchase Agreement.

         (d) The Purchase Price shall be subject to normal closing prorations.

         (e) The obligations of the parties to consummate the proposed transaction shall be subject to receipt of any required consents or authorizations and other conditions usual and customary in transactions of this nature.

         (f) Representations, warranties and covenants shall be set forth relating to the Assets that are usual and customary in transactions of this nature and which shall survive the Closing for eighteen (18) months.

         (g) Non-competition agreements shall be provided for, containing terms and conditions mutually agreed upon by the parties, including a restrictive covenant prohibiting Sellers from competing against Buyer in the business of radio or television broadcasting in any area served by the Station for a term of three (3) years, and 2% of the total consideration shall be attributable to the non-competition agreement.

         (h) Buyer or Seller may terminate the Purchase Agreement without penalty or liability (except in the event of a default of a party) if for any reason the Closing thereunder has not taken place by October 1, 1996.

         (i) Buyer shall not be obligated to consummate the Purchase Agreement if there is a material adverse change in the Station's tangible properties during the period from the date of the Purchase Agreement until Closing.

         (j) Seller shall pay all federal, state and local sales or transfer taxes arising from the conveyance of the Assets to Buyer.

3. Buyer shall deposit with First Union National Bank, the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000.00) upon execution of the Purchase Agreement, (the "Deposit") pursuant to an Escrow Deposit Agreement, among the parties. In the event that the Buyer wrongfully fails to close and Seller has fully complied with the terms of the Purchase Agreement, then only in that event Buyer shall forfeit the Deposit to Seller as liquidated damages and as the exclusive remedy of Seller against Buyer.


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4.       The parties shall in good faith endeavor to prepare and negotiate a
         Purchase Agreement acceptable to each party in its discretion, to be executed by Seller and a subsidiary of Buyer no later than October 31, 1995. If the Purchase Agreement is not executed by October 31, 1995, then the terms of this letter shall expire without any liability to either Seller or Buyer.

5. From the date of its execution of this letter until the sooner of (i) the execution of a Purchase Agreement or (ii) the termination of the obligations of the parties hereunder, Seller shall not seek, transfer, convey or otherwise dispose of, with or without consideration, any assets used or useful in or relating to the Station other than in the ordinary course of business.

6. Buyer shall be afforded, from and after the date hereof, reasonable opportunity to inspect the Stations and the books and records of the Seller. Until such a time as a Purchase Agreement may be executed which shall supersede this letter, this proposal is contingent upon and subject to proper confirmation and verification by Buyer of the financial and other information made available to Buyer by the Seller, review of further financial or other information relating to the purchase of the Assets and operation of the Station as may be requested by Buyer, and inspection of the assets and technical facilities of the Station, all to the satisfaction of Buyer in its sole discretion. Finally, by the date set forth in Paragraph 4 above for the execution of the Purchase Agreement, Seller shall supply to Buyer the information called for on Attachment I hereto relating to the Station.

7. Buyer and Seller each agree that it will use its best efforts to keep confidential (except for disclosure requirements of federal or state securities laws and securities markets along with such disclosure to attorneys, bankers, underwriters investors, etc. as may be appropriate in the furtherance of this transaction) all information of a confidential nature obtained by it from the other (including the terms of this proposal and the identity of Buyer) in connection with the transactions contemplated by this letter, and in the event that such transactions are not consummated, will return to the other all documents and other materials obtained from the other in connection therewith.

8. Buyer and Seller shall jointly prepare and determine the timing of, any press release, or other announcement to the public or the news media relating to the execution of this letter. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this letter without the prior consent of each other party hereto, except that any party may make any disclosure required to be made by it under applicable law (including federal or state securities laws and the regulations of securities markets) if it determines in good faith that it is appropriate to do so and gives prior notice to each other party hereto.

9. Seller agrees that until October 31, 1995 or earlier if the parties mutually determine that they are unable to enter into the Purchase Agreement, it shall not offer or seek to offer, or entertain or discuss any offer, to sell the Station, nor shall it permit its owners to offer, to


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         seek to offer, or entertain or discuss any offer to sell, any interest in the Station to third parties.

10. Except for paragraphs 4, 5, 6, 7, 8, 9 and Paragraph 10 which shall be legally binding in accordance with their respective terms, neither this letter nor the acceptance hereof is intended to, and nor shall it create a binding legal obligation, and the understanding set forth herein is subject to the execution of the Purchase Agreement.

11. Buyer may assign its rights and obligations under this letter to an affiliated entity, upon which assignment Buyer's rights and obligations hereunder shall terminate. Such affiliated entity shall be the signatory to the Purchase Agreement.

12. This proposal shall expire at 5:00 P.M., Eastern Standard Time on October 6, 1995, unless earlier accepted by Seller. Acceptance by Seller shall be evidenced by the signatures of a duly authorized officer of Seller on this Letter of Intent provided to Buyer prior to 5:00 P.M., October 6, 1995.

This letter may be signed in counterparts, all of which taken together shall constitute one instrument, and any of the parties hereto may execute this letter by signing any such counterpart. This letter shall become effective upon execution by all parties hereto.

Please indicate your acceptance of the terms and conditions of this proposal by signing in the space provided below.

The Christian Network, Inc.


By:  /s/ James L. West
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Its:  Chairman
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Cornerstone Television, Inc.


By:   /s/ Oleen Eagles
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Its:  President
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                                ATTACHMENT I

                   INFORMATION RELATING TO STATION WOCD-TV



         1.      Inventory of Station's personal property

         2. Real property description and leasehold interests of the Station along with copies of all leases and existing title policies

         3.      Licenses and governmental authorizations

         4. Copies of contracts to which the Station is a party and that are to be assumed by Buyer following Closing

         5.      Intangible assets of the Station

         6.      Insurance policies on Station property and operations

         7. List of employees indicating: name; title; salary; date of hire; and date and amount of last salary increase. Copies of all employee benefit plans

         8. Station financial statements for 1993, 1994 and 1995 year to date

         9.      Station property excluded from sale

         10.     Cable systems currently carrying the Station

         11. Litigation and other administrative proceedings to which the Station is a party